SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                         Date of Report January 17, 2001

               Environmental Oil Processing Technology Corporation

     Utah           Commission File No. 0-29509   (IRS Employer No. 82-0520055

     2801 Brandt Avenue, Nampa, Idaho                                83687

        Registrant's telephone number, (208)-463-0063 Fax:(208) 463-7601

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         (Former name or former address, if changed since last report.)


Item 5. Other Events:

a. On Friday, October 27, 2000, Environmental Oil Processing Technology Corporation (EVOP)signed an Alliance Agreement with Emerson Performance Solutions/PC & E, Inc. of Emerson Electric Co. (EMR). Emerson Performance Solutions (a subsidiary of Emerson Electric) wants to maximize the offerings of the Emerson Electric family of companies. This simultaneously saves Environmental Oil capital money in project design and execution as well as gaining maintenance and operation benefits by exploiting the power of the Emerson Family of intelligent field devices and turnkey skid mounted plants for EVOP. Reference is made to the October 27, 2000, Form 8K

b. On January 17, 2001, EVOP secured an agreement to refine One Million gallons of used lubricating oil per year from Ramos Environmental Services of Sacramento, California, which will result in approximately 920,000 gallons of salable petroleum and asphalt products annually.

c. On December 29, 2000, EVOP secured an agreement to refine One Million gallons of used lubricating oil per year from Reno Drain Oil of Reno, Nevada, which will result in approximately 920,000 gallons of salable petroleum and asphalt products annually. In addition EVOP agrees to recycle 100,000 gallons per year of used Antifreeze.



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d.   On January 28, 2001, EVOP secured a purchase order from Ash Grove Cement
     Co. for the sale of burner fuel product for $458,640, to be delivered during calendar year 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             Environmental Oil Processing Technology Corporation

Dated: January 31, 2001      By /s/
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                                    N. Tod Tripple, President